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                                                                    Exhibit 99.3


Analyst Contact:
Jordan Goldstein
(650) 696-2933

8:00 am Eastern

                          Gymboree Reports May Sales


Burlingame, CA, June 1, 2000. The Gymboree Corporation (Nasdaq: GYMB) reported sales for the four-week period ended May 27, 2000, of $22.5 million, a decrease of 31% from sales of $32.7 million for the same period last year. Comparable store sales for the four-week period decreased 33% compared to the same period last year.

Net sales for the 17 weeks ended May 27, 2000, were $123.1 million, a decrease of 22% from sales of $158.5 million for the same period last year. Comparable store sales for the period decreased 26% compared to last year.

Gymboree has completed a private placement of common stock, having raised $9.5 million in exchange for approximately 3.2 million shares. As part of this transaction, the company intends to issue warrants for an additional 480,000 shares. Gymboree also announced that its current bank has informed the company that a $60-million, three-year secured credit facility has been approved by the bank, subject to the execution of a loan agreement and related documents. The bank had previously extended the current line of credit until July 31, 2000 in order to provide adequate time to complete this process.

"While sales continue on the trend we anticipated based on limited inventory, we believe we have put the financing in place that we will need to sustain a healthy balance sheet," said Stuart Moldaw, Gymboree's Chairman and Chief Executive Officer. "We continue to expect that beginning in the third quarter, our inventories will support positive comparable store sales, and we believe that we will see a return to profitability."

The Gymboree Corporation designs, manufactures and retails unique, high-quality apparel and accessories for children. As of May 27, 2000, Gymboree operated 603 stores, including 552 stores in the United States, 20 stores in Canada and 31 in Europe, as well as an online store at www.gymboree.com. The company also offers
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directed parent-child developmental play programs at more than 420 franchised and company-operated centers in the United States and 14 other countries.

The foregoing sales figures for May are unaudited and subject to quarter-end adjustment and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws which reflect our current view of future events and financial performance, including statements about executing a credit

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agreement, inventory levels, future comparable store sales performance and anticipated quarterly earnings. Actual results could differ materially as a result of a number of factors, including execution of the final credit facility, our success in issuing warrants, our success in returning our business to profitability in the third quarter, our success in delivering appropriate merchandise inventory levels, our ability to achieve positive comparable store sales, general economic conditions, competitive market conditions, and consumer acceptance of our products. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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